Exhibit 99.2

Verizon’s Separate Telephone Operations

in California, Florida and Texas

Management’s Discussion and Analysis of Financial Condition and Results of Operations

As of and for the three month periods ended March 31, 2015 and 2014

The following discussion should be read in conjunction with the financial statements of Verizon’s Separate Telephone Operations in California, Florida and Texas (“the Group”) and the notes thereto for the three month periods ended March 31, 2015 and 2014, included as Exhibit 99.1 to this Current Report on Form 8-K. This financial information reflects the operations that will constitute the Group’s business in connection with the transaction.

Overview

Verizon Communications Inc.’s (“Verizon” or “the Parent”) wireline business provides customers with communications services that include voice, internet access, broadband video and data, next generation IP network services, network access, long distance and other services. Verizon’s Separate Telephone Operations in California, Florida and Texas (“the Group”) represent a portion of Verizon’s wireline business but have not been operated as a distinct business separate from Verizon’s wireline business and do not constitute a separate legal entity. Consequently, financial statements had not historically been prepared for the Group. The Group had approximately 11,000 employees as of March 31, 2015.

The Group is comprised of the local exchange business and related landline activities of Verizon in the states of California, Florida and Texas, including Internet access, long distance services and broadband video provided to certain customers in those states.

The Group is comprised of all or a portion of the following entities: Verizon California Inc., Verizon Florida LLC and GTE Southwest Inc. (doing business as Verizon Southwest), referred to as Incumbent Local Exchange Carriers (“ILECs”), Verizon Long Distance LLC (“VLD”), Verizon Online LLC (“VOL”), Verizon Select Services, Inc. (“VSSI”) and Verizon Network Integration Corp. (“VNIC”). The Group excludes all activities of Verizon Wireless.

The Group includes regulated carriers and unregulated businesses in all three states, consisting principally of:

•	Local wireline customers and related operations and assets used to deliver:

•	Local exchange service,

•	IntraLATA toll service,

•	Network access service,

•	Enhanced voice and data services, and

•	Products at retail stores;

•	Consumer and small business switched long distance customers (excluding any customers of Verizon Business Global LLC);

•	Dial-up, high speed Internet (or Digital Subscriber Line) and fiber-to-the-premises Internet service provider customers; and

•	Broadband video in certain areas within California, Florida and Texas.

Many of the communications services that the Group provides are subject to regulation by the state regulatory commissions of California, Florida or Texas with respect to intrastate services and other matters, and by the Federal Communications Commission (“FCC”) with respect to interstate services and other matters. The FCC and state commissions also regulate some of the rates, terms and conditions that carriers pay each other for the exchange voice traffic (particularly traditional wireline traffic) over different networks and other aspects of interconnection for some services. All of the broadband video services the Group provides, including the payment of franchise fees, are subject to regulation by state or local governmental authorities. The Federal Cable Act generally requires companies to obtain a local cable franchise, and the FCC has adopted rules that interpret and implement this requirement. Also, the FCC has a body of rules that apply to cable operators.

The sections that follow provide information about the important aspects of the Group and discuss their results of operations, financial position and sources and uses of cash and investments. Also highlighted are key trends and uncertainties related to the Group to the extent practicable.

Basis of presentation

Historically, financial statements have not been prepared for the Group as it did not operate as a distinct business and did not constitute a separate legal entity. The condensed combined financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”) using state-specific information, where available, and allocations where data is not maintained on a state-specific basis within Verizon’s books and records. The allocations impacted substantially all of the statements of income and comprehensive income items other than operating revenues and all balance sheet items with the exception of plant, property and equipment and accumulated depreciation which are maintained at the state level. Verizon management believes the assumptions and allocations used to determine the amounts in the condensed combined financial statements are reasonable and reflect all costs of doing business. See Note 1 to the Group’s condensed combined financial statements for additional information regarding the allocation methodology. All significant intercompany transactions within the Group have been eliminated.

Transactions with affiliates

Operating revenue reported by the Group includes transactions with Verizon for the rendering of local telephone services, network access, billing and collection services, interconnection agreements and the rental of facilities and equipment. These services were reimbursed by Verizon based on tariffed rates, market prices, negotiated contract terms or actual costs incurred by the Group.

The Group reimbursed Verizon for specific goods and services it provided to, or arranged for, based on tariffed rates or negotiated terms. These goods and services included items such as communications and data processing services, office space, professional fees and insurance coverage.

The Group was allocated Verizon’s share of costs incurred to provide services on a common basis to all of its subsidiaries. These costs included allocations for marketing, sales, accounting, finance, materials management, procurement, labor relations, legal, security, treasury, human resources, and tax and audit services. Based on pools of costs and the entities they relate to, the allocations were determined based on a three part factor which is computed based on the average of relative revenue, plant, property and equipment and salaries and wages. The allocation factors are calculated by department and updated annually to reflect changes to business operations.

As it relates to the ILECs, the affiliate operating revenue and expense amounts represent all transactions with Verizon that are allocated entirely to the Group. As it relates to VLD, VOL, VSSI, and VNIC, affiliate operating revenue and expense amounts with Verizon were allocated to the Group consistent with the methodology for determining operating revenues and operating expenses as described in Note 1 to the Group’s condensed combined financial statements.

Trends

There have been no significant changes to the information related to trends affecting the Group that were disclosed in Management’s Discussion and Analysis of Financial Condition and Results of Operations for the year ended December 31, 2014.

Results of operations

Operating Revenues and Selected Operating Statistics

	Three Months Ended March 31,
(dollars in millions)	2015	2014	Increase/(Decrease)
Operating revenues	$1,448	$1,469	$(21)	(1.4)%
Connections (in thousands) (1)
Total Voice connections	3,578	3,855	(277)	(7.2)
Total Broadband connections	2,178	2,166	12	0.6
FiOS Internet Subscribers	1,571	1,465	106	7.2
FiOS Video subscribers	1,203	1,155	48	4.2
High-Speed Internet subscribers	607	701	(94)	(13.4)

(1)	As of the end of the period

Operating revenues for the three months ended March 31, 2015 of $1,448 million declined $21 million, or 1.4%, compared to the similar period in 2014 primarily due to the continued decline of local exchange revenues, partially offset by the expansion of FiOS services (Voice, Internet and Video) as well as changes in our pricing strategies. The decline in local exchange revenues related to a 7.2% decline in total voice connections as a result of continued competition and technology substitution with wireless, VoIP, broadband and cable services. Total voice connections include traditional switched access lines in service as well as FiOS digital voice connections. We grew our FiOS Internet and FiOS Video subscriber base by 7.2% and 4.2%, respectively, from April 1, 2014 to March 31, 2015 while also improving penetration rates within our FiOS service areas. As of March 31, 2015, we achieved penetration rates of 47.7% and 37.0% for FiOS Internet and FiOS Video, respectively, compared to penetration rates of 45.3% and 36.1% for FiOS Internet and FiOS Video, respectively, at March 31, 2014.

Operating expenses

	Three Months Ended March 31,
(dollars in millions)	2015	2014	Increase/(Decrease)
Costs of services and sales (exclusive of items shown below)	$721	$693	$28	4.0%
Selling, general and administrative expense	325	311	14	4.5
Depreciation and amortization expense	250	300	(50)	(16.7)

Total Operating Expenses	$1,296	$1,304	$(8)	(0.6)

Cost of services and sales. Cost of services and sales during the three months ended March 31, 2015 of $721 million increased $28 million, or 4.0%, compared to the similar period in 2014, primarily due to an increase in content costs associated with continued FiOS subscriber growth and programming license fee increases, as well as an increase in access costs driven by increases in the number of circuits due to continued FiOS Internet subscriber growth. Partially offsetting the increase was a decrease in employee costs as a result of reduced headcount.

Selling, general and administrative expense. Selling, general and administrative expense during the three months ended March 31, 2015 of $325 million increased $14 million, or 4.5%, compared to the similar period in 2014 primarily due to an increase in contracted services, advertising and other administrative charges, partially offset by a decrease in compensation expense as a result of reduced headcount.

Depreciation and amortization. Depreciation and amortization expense during the three months ended March 31, 2015 of $250 million decreased $50 million, or 16.7%, compared to the similar period in 2014. The decrease was primarily driven by a decrease in net depreciable assets.

Operating Income and EBITDA

Earnings before interest, taxes, depreciation and amortization expenses (EBITDA), which is presented below, is a non-GAAP measure and does not purport to be an alternative to operating income as a measure of operating performance. Management believes that this measure is useful to investors and other users of our financial information in evaluating operating profitability on a more variable cost basis as it excludes the depreciation and amortization expense related primarily to capital expenditures, as well as in evaluating operating performance in relation to our competitors. EBITDA is calculated by adding back depreciation and amortization expense to operating income.

It is management’s intent to provide non-GAAP financial information to enhance the understanding of the Group’s GAAP financial information, and it should be considered by the reader in addition to, but not instead of, the financial statements prepared in accordance with GAAP. Each non-GAAP financial measure is presented along with the corresponding GAAP measure so as not to imply that more emphasis should be placed on the non-GAAP measure. The non-GAAP financial information presented may be determined or calculated differently by other companies.

	Three Months Ended March 31,
(dollars in millions)	2015	2014	Increase/(Decrease)
Operating income	$152	$165	$(13)	(7.9)%
Add Depreciation and amortization expense	250	300	(50)	(16.7)

EBITDA	$402	$465	$(63)	(13.5)

Operating income margin	10.5%	11.2%
EBITDA margin	27.8	31.7

The changes in Operating income and Operating income margin were primarily a result of the factors described in connection with the decline in operating revenues. The changes in EBITDA and EBITDA margin were primarily a result of the factors described in connection with the decline in operating revenues and increases in costs of services and sales and selling, general and administrative expense.

Other results

	Three Months Ended March 31,
(dollars in millions)	2015	2014	Increase/(Decrease)
Interest expense, net	$8	$19	$(11)	(57.9)%
Income tax provision	$56	$55	$1	$1.8
Effective income tax rate	38.9%	37.7%

Interest expense. Interest expense during the three months ended March 31, 2015 of $8 million decreased $11 million, or 57.9%, compared to the similar period in 2014 due to the maturity and repayment of a $1 billion affiliate promissory note in April 2014.

Income taxes. The effective income tax rate is calculated by dividing the provision for income taxes by income before the provision for income taxes. The effective income tax rate for the Group during the three months ended March 31, 2015 was 38.9% on income before income taxes of $144 million compared to 37.7% during the similar period in 2014 on income before income taxes of $146 million. The increase in the effective income tax rate was generated by certain non-recurring permanent tax benefits recorded in the three months ended March 31, 2014.

Liquidity and capital resources

	Three Months Ended March 31,
(dollars in millions)	2015	2014	Change
Cash Flows Provided by (Used in)
Operating activities	$188	$574	$(386)
Investing activities	(173)	(177)	4
Financing activities	(15)	(397)	382

Net change in cash	$—	$—	$—

Capital expenditures	$174	$177	$(3)

The Group uses net cash generated from operations to fund capital expenditures and repay affiliate debt.

Cash flows provided by operating activities. Net cash provided by operating activities was $188 million and $574 million during the three months ended March 31, 2015 and 2014, respectively. Historically, the Group’s principal source of funds has been cash generated from operations. During the three months ended March 31, 2015, cash from operating activities decreased $386 million compared to the similar period in 2014 primarily as a result of increased working capital requirements and lower earnings.

Cash flows used in investing activities. Net cash used in investing activities was $173 million and $177 million during the three months ended March 31, 2015 and 2014, respectively. Capital expenditures are the Group’s primary use of capital resources as they facilitate the introduction of new products and services, enhance responsiveness challenges and increase the operating efficiency and productivity of the Group’s networks. Capital expenditures decreased during the three months ended March 31, 2015 compared to the similar period in 2014 as a result of decreased FiOS and legacy spending requirements.

Cash flows used in financing activities. Net cash used in financing activities was $15 million and $397 million during the three months ended March 31, 2015 and 2014, respectively. The funding sources of the Group are included in parent funding in the condensed combined statements of assets, liabilities and parent funding without regard to whether the funding represents intercompany debt or equity. The Group participates in the centralized cash management services provided by Verizon. Verizon issues short-term debt, including commercial paper, to fund the working capital requirements of Verizon’s subsidiaries, including the Group, and invests funds in short-term investments on their behalf.